Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April, 21, 2006, relating to the financial statements and financial highlights which appears in the February 28, 2006 Annual Report to Shareholders of iShares Lehman 1-3 Year Treasury Bond Fund, iShares Lehman 7-10 Year Treasury Bond Fund, iShares Lehman 20+ Year Treasury Bond Fund, iShares Lehman TIPS Bond Fund, iShares Lehman Aggregate Bond Fund, and iShares GS $ InvesTop Corporate Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

San Francisco, CA

June 26, 2006